Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Parking Drilling Company:

We consent to the use of our reports dated March 1, 2013, with respect to the consolidated balance sheets of Parker Drilling Company and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, incorporated herein by reference.

/s/ KPMG LLP

Houston, Texas

May 22, 2013